Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Senior Vice President and CFO (773) 628-0810

LITTELFUSE REPORTS SECOND QUARTER RESULTS

CHICAGO, July 30, 2014 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter of 2014 and announced a 14% increase in the quarterly cash dividend.

Second Quarter Highlights

●

Sales for the second quarter of 2014 were $220.9 million, an 18% increase compared to the prior-year quarter. This strong sales performance was due to double-digit organic growth for both automotive and electronics as well as the Hamlin and SymCom acquisitions, partially offset by continued weakness in the electrical business. Excluding acquisitions, sales increased 7% compared to the prior year.

●

On a GAAP basis, second quarter 2014 earnings were $1.08 per diluted share. This included $3.6 million of special operating items including severance charges resulting from restructuring at the Hamlin-Mexico plant and purchase accounting charges related to the SymCom acquisition. In addition, there was a non-operating foreign exchange loss of $2.4 million due primarily to balance sheet revaluation in the Philippines. Excluding these special items, earnings for the second quarter of 2014 were $1.26 per diluted share.

●

Earnings for the second quarter of 2014 were negatively impacted by higher scrap and obsolete inventory charges of approximately $1.9 million and a $2.3 million increase in stock compensation expense compared to the first quarter of 2014. The additional scrap and obsolete inventory charges were primarily the result of quality and performance issues at one of our North American plants as well as the downturn in the company’s mining business. The increase in stock compensation expense in the second quarter relates to technical accounting issues and will return to more normal levels in the third quarter.

●	Sales trends by business unit were as follows:
o

Electronics sales increased 20% year over year due to strong growth across all product lines and the addition of the Hamlin electronic sensor business. Excluding acquisitions, electronics sales increased 13% compared to the prior year.

-more-

o

Automotive sales increased 27% year over year reflecting continued strong growth for passenger car fuses and Accel sensors, solid performance for commercial vehicle products and the acquisition of Hamlin. Excluding acquisitions, automotive sales increased 15% compared to the prior year.

o

Electrical sales declined 9% year over year due to the sharp decline in the mining market and a weak quarter for electrical fuses, partially offset by the acquisition of SymCom. Excluding acquisitions, electrical sales declined 26% compared to the prior year.

●	The electronics book-to-bill ratio for the second quarter of 2014 was 1.08.
●

Cash provided by operating activities was $31.0 million for the second quarter of 2014 compared to $23.0 million for the second quarter of 2013. Capital expenditures for the second quarter of 2014 were $6.7 million compared to $9.0 million for the second quarter of 2013.

●

The company repurchased 161,751 shares of its common stock in the second quarter of 2014 at an average price of $88.30. The company has 838,249 shares left on its current share repurchase authorization which is effective through April 30, 2015.

●

In the second quarter, the company restructured its labor contracts at the Hamlin-Mexico plant. This resulted in a one-time charge of $2.0 million for severance, as employees had to be terminated and re-hired under a new contract. This is expected to result in savings of approximately $1.5 million annually beginning in the third quarter.

“The positive top-line trends in our automotive and electronics businesses continued through the second quarter,” said Gordon Hunter, Chief Executive Officer. “On the other hand, the electrical segment had its challenges as weakness in the mining sector continues, and electrical fuse sales declined in the second quarter after six consecutive quarters of growth.”

“Despite achieving our sales forecast for the second quarter, we did not see the expected margin improvement,” said Phil Franklin, Chief Financial Officer. “Improved electronics margins were offset by margin declines in automotive and electrical. However, several of the factors that depressed margins in the second quarter have either been corrected or are believed to be non-recurring, and therefore margins are expected to improve significantly in the third quarter.”

Outlook

●	Sales for the third quarter of 2014 are expected to be in the range of $215 to $225 million which represents 9% year-over-year growth at the midpoint.
●

Operating margin for the third quarter (excluding special items) is expected to improve by 150 to 200 basis points compared to the second quarter of 2014 due primarily to lower stock compensation expense and reduced scrap and obsolete inventory charges.

-more-

●	Earnings for the third quarter of 2014 are expected to be in the range of $1.29 to $1.43 per diluted share.
●	Capital expenditures are expected to be approximately $35 million for the year.

Dividend

The Board has approved a 14% increase in the quarterly cash dividend from $0.22 to $0.25. This dividend is payable on September 4, 2014 to shareholders of record at the close of business on August 21, 2014.

“Since the dividend was initiated in 2010, we have increased it at a compound annual growth rate of 14%,” said Franklin.

Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, July 30, 2014, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2014 on the company’s website.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 7,500 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 28, 2013. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 28, 2013.

LFUS-F

# # #

 LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	Second Quarter			Year-to-Date
	2014	2013	% Change	2014	2013	% Change

Net Sales
Electronics (2)	$109,947	$91,450	20%	$205,972	$170,865	21%
Automotive (3)	82,042	64,548	27%	164,444	123,933	33%
Electrical (4)	28,919	31,768	(9% )	57,351	63,886	(10% )

Total net sales (1)	$220,908	$187,766	18%	$427,767	$358,684	19%

(1) Total net sales for 2014 include $19.9M for the quarter and $46.3M year-to-date from business acquisitions.

(2) Total Electronics net sales for 2014 include $6.9M for the quarter and $16.3M year-to-date from the Hamlin acquisition.

(3) Total Automotive net sales for 2014 include $7.7M for the quarter and $20.2M year-to-date from the Hamlin acquisition.

(4) Total Electrical net sales for 2014 include $5.3M for the quarter and $9.8M year-to-date from the SymCom acquisition.

	Second Quarter			Year-to-Date
	2014	2013	% Change	2014	2013	% Change

Operating Income
Electronics	$25,634	$19,779	30%	$45,005	$31,922	41%
Automotive	11,049	8,913	24%	22,931	18,396	25%
Electrical	571	5,623	(90% )	4,317	12,114	(64% )
Other (5)	(3,535)	(2,933)	21%	(4,944)	(2,933)	69%

Total operating income	$33,719	$31,382	7%	$67,309	$59,499	13%

Interest expense	1,228	644		2,444	1,020
Investment impairment (6)	-	-		-	10,678
Foreign exchange (gain) loss	2,375	(3,724)		2,123	(3,405)
Other (income) expense, net	(1,446)	(935)		(2,632)	(2,163)

Income before taxes	$31,562	$35,397	(11% )	$65,374	$53,369	22%

(5) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. For the second quarter of 2014, Other included a purchase accounting charge (ASC 805) related to the SymCom acquisition ($1.4M) and severance charges related to restructuring at the Hamlin - Mexico plant ($2.0M) all in Cost of sales and other acquisition costs ($0.2M) all in Selling, general and administrative.

(6) Impairment and loan losses from investment in Shocking Technologies.

-more-

LITTELFUSE, INC.

Supplemental Financial Information

(in millions of USD except share amounts)

GAAP EPS Reconciliation
	Q1-14	Q2-14	YTD-14	Q1-13	Q2-13	YTD-13
GAAP diluted EPS	$1.12	$1.08	$2.20	$0.51	$1.18	$1.70
EPS impact of special items (below)	0.04	0.18	0.22	0.44	(0.03)	0.41
Adjusted diluted EPS	$1.16	$1.26	$2.42	$0.95	$1.15	$2.11

Year-over-year adjusted EPS growth	1%	10%	15%

Special Items (income)/expense
Purchase accounting adjustment	$1.4	$1.4	$2.8	$-	$1.7	$1.7
Restructuring	-	2.0	2.0	-	-	-
Acquisition expenses	-	0.2	0.2	-	1.2	1.2
Adjustment to Operating income	1.4	3.6	5.0	-	2.9	2.9
Impairment charges	-	-	-	10.7	-	10.7
Foreign exchange (gain)/loss	(0.2)	2.4	2.2	-	(3.7)	(3.7)
Adjustment to pre-tax income	$1.2	$6.0	$7.2	$10.7	$(0.8)	$9.9

EPS impact of above special items	$0.04	$0.18	$0.22	$0.29	$(0.03)	$0.26
EPS impact of Shocking tax adjustment	-	-	-	0.15	-	0.15
Total EPS impact	$0.04	$0.18	$0.22	$0.44	$(0.03)	$0.41

(1) Reflects $3.3 million of the Shocking tax adjustment recorded in Q1-13.

Operating margin reconciliation	Q2-14	YTD-14	Q2-13	YTD-13

Net sales	$220.9	$427.8	$187.8	$358.7

GAAP Operating income	$33.7	$67.3	$31.3	$59.5
Add back amortization	3.1	6.3	1.9	3.5
Add back special items	3.6	5.0	2.9	2.9
Operating income before amortization and special items	$40.4	$78.6	$36.1	$65.9

Operating margin before amortization and special items	18.3%	18.4%	19.2%	18.4%

 -more-

LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	June 28, 2014	December 28, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$346,406	$305,192
Short-term investments	6,849	6,886
Accounts receivable, less allowances	144,869	127,887
Inventories	96,674	92,591
Deferred income taxes	10,610	10,463
Prepaid expenses and other current assets	18,492	17,080
Assets held for sale	5,500	5,500
Total current assets	629,400	565,599
Property, plant and equipment:
Land	6,044	4,382
Buildings	71,154	59,699
Equipment	359,252	354,475
	436,450	418,556
Accumulated depreciation	(277,791)	(268,383)
Net property, plant and equipment	158,659	150,173
Intangible assets, net of amortization:
Patents, licenses and software	25,638	25,166
Distribution network	40,992	42,685
Customer lists, trademarks and tradenames	44,750	30,506
Goodwill	201,769	186,464
	313,149	284,821
Investments	15,787	12,286
Deferred income taxes	4,839	5,092
Other assets	7,065	6,402
Total assets	$1,128,899	$1,024,373

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36,793	$33,872
Accrued payroll	22,149	29,437
Accrued expenses	13,972	13,087
Accrued severance	327	182
Accrued income taxes	6,422	5,931
Deferred income taxes	7	229
Current portion of long-term debt	204,000	126,000
Total current liabilities	283,670	208,738
Long-term debt, less current portion	91,250	93,750
Deferred income taxes	11,382	11,585
Accrued post-retirement benefits	182	8,528
Other long-term liabilities	14,922	14,856
Total equity	727,493	686,916
Total liabilities and equity	$1,128,899	$1,024,373

Common shares issued and outstanding of 22,524,723 and 22,467,491 at June 28, 2014 and December 28, 2013, respectively.

 -more-

LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net sales	$220,908	$187,766	$427,767	$358,684

Cost of sales	137,913	114,209	266,278	220,521

Gross profit	82,995	73,557	161,489	138,163

Selling, general and administrative	38,328	34,452	72,499	63,654
Research and development expenses	7,810	5,793	15,384	11,508
Amortization of intangibles	3,138	1,930	6,297	3,502
	49,276	42,175	94,180	78,664

Operating income	33,719	31,382	67,309	59,499

Interest expense	1,228	644	2,444	1,020
Impairment and loan loss in unconsolidated affiliate	-	-	-	10,678
Foreign exchange loss (gain)	2,375	(3,724)	2,123	(3,405)
Other (income) expense, net	(1,446)	(935)	(2,632)	(2,163)

Income before income taxes	31,562	35,397	65,374	53,369
Income taxes	6,984	8,749	15,407	15,233

Net income	$24,578	$26,648	$49,967	$38,136

Net income per share:
Basic	$1.09	$1.19	$2.22	$1.72
Diluted	$1.08	$1.18	$2.20	$1.70

Weighted average shares and equivalent shares outstanding:
Basic	22,579	22,296	22,536	22,197
Diluted	22,750	22,499	22,738	22,431

Diluted Net Income Per Share
Net income as reported	$24,578	$26,648	$49,967	$38,136
Less: income allocated to participating securities	-	(10)	-	(32)
Net income available to common shareholders	$24,578	$26,638	$49,967	$38,104

Weighted average shares adjusted for securities	22,750	22,499	22,738	22,431

Diluted net income per share	$1.08	$1.18	$2.20	$1.70

Comprehensive income	$33,743	$17,956	$52,235	$28,924

-more-

LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD, unaudited)

	For the Six Months Ended
	June 28, 2014	June 29, 2013

OPERATING ACTIVITIES:
Net income	$49,967	$38,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,459	12,748
Amortization of intangibles	6,297	3,502
Impairment and loan loss in unconsolidated affiliate	-	10,678
Non-cash inventory charge (1)	2,769	1,725
Stock-based compensation	5,229	4,562
Excess tax benefit on stock-based compensation	(2,230)	(3,494)
Loss on sale of assets	141	120
Changes in operating assets and liabilities:
Accounts receivable	(17,871)	(20,246)
Inventories	410	3,354
Accounts payable	2,533	4,655
Accrued expenses (including post retirement)	(7,578)	(11,477)
Accrued payroll and severance	(7,323)	(1,725)
Accrued taxes	(2,101)	(4,257)
Prepaid expenses and other	(2,189)	724
Net cash provided by operating activities	42,513	39,005

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,132)	(14,445)
Acquisition of businesses, net of cash acquired	(52,768)	(145,000)
Purchase of short-term investments	-	(8,478)
Proceeds from sale of assets	37	56
Net cash used in investing activities	(65,863)	(167,867)

FINANCING ACTIVITIES:
Proceeds from term loan	-	100,000
Proceeds of revolving credit facility	97,500	152,000
Payments of term loan	(2,500)	-
Payments of revolving credit facility	(19,500)	(103,000)
Debt issuance costs paid	(108)	(808)
Cash dividends paid	(9,921)	(8,865)
Purchase of common stock	(14,283)	-
Proceeds from exercise of stock options	11,101	15,401
Excess tax benefit on stock-based compensation	2,230	3,494
Net cash provided by financing activities	64,519	158,222

Effect of exchange rate changes on cash and cash equivalents	45	(7,092)

Increase in cash and cash equivalents	41,214	22,268
Cash and cash equivalents at beginning of period	305,192	235,404
Cash and cash equivalents at end of period	$346,406	$257,672

(1) Purchase accounting adjustment related to acquisitions.

# # #